Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer (336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS INCREASED TONNAGE, REVENUE

AND EARNINGS FOR FIRST-QUARTER 2010

THOMASVILLE, N.C. – (April 28, 2010) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 31, 2010. Revenue for the quarter was $317.8 million, an increase of 7.7% from $295.1 million for the first quarter of 2009. Net income was $7.7 million, or $0.21 per diluted share, for the first quarter of 2010, up from $4.0 million, or $0.11 per diluted share, for the first quarter of 2009. Old Dominion’s operating ratio improved to 94.8% for the first quarter of 2010 from 96.6% for the first quarter of 2009.

The first quarter results reflect a reduction in depreciation expense that was a result of changes to the estimated useful lives and salvage values primarily for the Company’s tractor and trailer fleet. Effective January 1, 2010, the estimated useful life for most of the Company’s tractors was extended to nine years from seven years, and the estimated useful life for most of its trailers was extended to 15 years from 12 years. As a result of the impact on depreciation from these changes, net income in the first quarter increased by approximately $1.3 million, or $0.03 per diluted share, and the Company’s operating ratio was reduced by 66 basis points. The Company expects an increase to net income in 2010 of approximately $7.6 million resulting from these changes.

Earl Congdon, Executive Chairman of Old Dominion, commented, “We are pleased with Old Dominion’s operating and financial results for the first quarter, which included year-over-year earnings growth for the first time since the third quarter of 2008. Our tonnage increased 5.8%, our revenue increased 7.7% and our net income increased 93.8% in comparison to the first quarter of 2009. These results demonstrate the continued effectiveness of the strategies that guided us through the recession, and we believe these same strategies will drive our future profitable growth. We also believe these results, as well as our operating ratio, will once again compare very favorably with our industry peer group.

“Old Dominion’s first quarter results reflect our ongoing commitment to providing best-in-class service. Our on-time deliveries remained at approximately 99% and our cargo claims ratio, which is our net cargo claim payments as a percent of revenue, was a record low of 0.47%. We believe the superior quality of our service was instrumental in the improvement of our tonnage trends. Our tonnage per day accelerated throughout the quarter despite the significant impact of harsh winter weather. This trend has continued into the second quarter, as we expect April’s year-over-year tonnage to increase 10% to 11%.

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ODFL Reports First-Quarter Earnings

April 28, 2010

“The 5.8% increase in tonnage for the first quarter was driven by a 5.7% increase in weight per shipment and a 0.1% increase in the number of shipments. The increase in our weight per shipment, however, had a negative effect on our revenue per hundredweight. Revenue per hundredweight, excluding fuel surcharges, decreased 1.5% from the prior-year quarter, but we believe our overall pricing was relatively flat considering the changes in the weight, length of haul and other characteristics of our freight. The pricing environment remains very competitive in our industry; however, we have been encouraged by recent trends that suggest the overall pricing environment may improve this year.

“Old Dominion’s revenue increased 7.7% as compared to the first quarter of 2009 due to the increase in our tonnage as well as increased fuel surcharges caused by rising fuel prices. The combination of our revenue growth and the increased productivity of our linehaul, pickup and delivery and platform operations resulted in the improvement in our operating ratio to 94.8% and the 90.9% increase in our earnings per diluted share.

“During the first quarter, we continued to enhance our service-center infrastructure by relocating four service centers to larger facilities. Our capital expenditures for the quarter totaled $27.5 million, and we continue to anticipate total capital expenditures for the year in a range of $90 million to $100 million. Consistent with the first quarter, we expect to fund these expenditures primarily through cash provided by operating activities. Our ratio of debt to total capital at the end of the first quarter 2010 was 34.0%, which was unchanged from year-end 2009.”

Mr. Congdon concluded, “We are encouraged by our results for the first quarter and our tonnage and revenue trends in April. Old Dominion is focused on continuing to execute the business strategies that contributed to our industry-leading results. We will provide our customers superior on-time, claims-free service at a fair and equitable price. We will balance investment in long-term expansion with our ongoing profit objectives. We will continue to invest in productivity-enhancing technology designed to improve our existing services and our operating efficiency. Finally, we will focus on maintaining our operating capacity and financial strength so that we are well-positioned to respond decisively to industry consolidation and strategic growth opportunities. We are confident the continued implementation of our business model, combined with industry trends favoring providers of integrated, comprehensive, low-cost and high-quality services, will support our long-term growth while also increasing shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 28, 2010. A telephonic replay will also be available through May 7, 2010 at (719) 457-0820, Confirmation Number 2338254.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the

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ODFL Reports First-Quarter Earnings

April 28, 2010

following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices; (3) the negative impact of any unionization of the Company’s employees or the passage of legislation that could facilitate unionization; (4) the challenges associated with executing the Company’s growth strategy; (5) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health as well as the cost of insurance coverage above retention levels; (8) the availability and cost of capital for the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the decrease in demand and value for used equipment; (11) the availability and cost of diesel fuel; (12) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (13) seasonal trends in the industry, including the possibility of harsh weather conditions; (14) the Company’s dependence on key employees; (15) the negative impact of potential future changes in accounting practices; (16) the impact caused by potential disruptions to our information technology systems; and (17) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2010	2009
Revenue from operations	$317,795	$295,143	7.7%
Operating income	$16,375	$10,061	62.8%
Operating ratio	94.8%	96.6%
Net income	$7,701	$3,973	93.8%
Basic and diluted earnings per share	$0.21	$0.11	90.9%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%

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ODFL Reports First-Quarter Earnings

April 28, 2010

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	First Quarter
	2010		2009		%Chg.

Revenue	$317,795	100.0%	$295,143	100.0%	7.7%

Operating expenses:
Salaries, wages & benefits	180,801	56.9%	176,725	59.9%	2.3%
Operating supplies & expenses	52,680	16.5%	40,586	13.8%	29.8%
General supplies & expenses	9,985	3.1%	9,321	3.2%	7.1%
Operating taxes & licenses	13,003	4.1%	11,919	4.0%	9.1%
Insurance & claims	5,425	1.7%	6,898	2.3%	(21.4)%
Communications & utilities	3,775	1.2%	3,960	1.3%	(4.7)%
Depreciation & amortization	21,551	6.8%	22,999	7.8%	(6.3)%
Purchased transportation	9,224	2.9%	7,988	2.7%	15.5%
Building and office equipment rents	3,462	1.1%	3,372	1.1%	2.7%
Miscellaneous expenses, net	1,514	0.5%	1,314	0.5%	15.2%

Total operating expenses	301,420	94.8%	285,082	96.6%	5.7%

Operating income	16,375	5.2%	10,061	3.4%	62.8%

Other deductions:
Interest expense, net	3,466	1.1%	3,228	1.1%	7.4%
Other expense, net	73	0.0%	284	0.1%	(74.3)%

Income before income taxes	12,836	4.1%	6,549	2.2%	96.0%

Provision for income taxes	5,135	1.7%	2,576	0.9%	99.3%

Net income	$7,701	2.4%	$3,973	1.3%	93.8%

Earnings per share:

Basic and diluted	$0.21		$0.11		90.9%

Weighted average outstanding shares:

Basic and diluted	37,285		37,285		0.0%

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ODFL Reports First-Quarter Earnings

April 28, 2010

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2010	2009	% Chg.

Operating ratio	94.8%	96.6%	(1.9)%
Intercity miles *	73,437	71,572	2.6%
Total tons *	1,246	1,178	5.8%
Total shipments *	1,414	1,412	0.1%
Revenue per intercity mile	$4.33	$4.12	5.1%
Rev/cwt ‡	$12.84	$12.57	2.1%
Rev/cwt excluding fuel surcharges ‡	$11.36	$11.53	(1.5)%
Rev/shp ‡	$226.37	$209.65	8.0%
Rev/shp excluding fuel surcharges ‡	$200.37	$192.40	4.1%
Weight per shipment (lbs. )	1,763	1,668	5.7%
Average length of haul (miles )	954	927	2.9%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	March 31, 2010	December 31, 2009
(In thousands)

Cash and cash equivalents	$9,469	$4,171
Other current assets	184,538	170,004

Total current assets	194,007	174,175
Net property and equipment	944,252	939,495
Other assets	54,710	45,608

Total assets	$1,192,969	$1,159,278

Current maturities of long-term debt	$36,480	$36,676
Other current liabilities	135,116	111,449

Total current liabilities	171,596	148,125
Long-term debt	272,857	268,856
Other non-current liabilities	147,815	149,297

Total liabilities	592,268	566,278
Equity	600,701	593,000

Total liabilities & equity	$1,192,969	$1,159,278

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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